                                                             Exhibit No. EX-99.1

May be deemed member of group.  The group may be deemed to beneficially own more than 10% of the outstanding voting securities of the issuer. The trust agreement for the trust  authorizes the trustees of the trust to vote the shares of common stock of the issuer held by it, in their  discretion,  in concert  with James J.
Kim's  family.  James J. Kim and Agnes C. Kim are the  parents  of Susan Y. Kim,
David  D.  Kim and John T. Kim and  Susan  Y.  Kim is the  parent  of  Alexandra
Panichello,  Jacqueline  Panichello  and  Dylan  Panichello,  who share the same household  with Susan Y. Kim. John T. Kim is the parent of Allyson Kim and Jason
Lee Kim.  Each of the  reporting  persons  states that the filing of this Form 3 report  shall  not be  deemed  an  admission  that the  reporting  person is the beneficial owner of the reported  securities,  for purposes of Section 16 of the
Securities Exchange Act of 1934, as amended, or for any other purpose.